Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,425	$1,678	$(24,862)	$35,103
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	41,039	39,201	150,902	142,687
Impairment of property and equipment	—	233	89,811	5,944
Exploration costs	2,907	1,930	5,887	4,222
Gain on sales of assets and impairment of inventory, net	(1,497)	(405)	(3,024)	(463)
Deferred income tax expense (benefit)	4,651	3,450	(14,042)	22,008
Non-cash employee compensation	2,404	(2,604)	(3,493)	(404)
(Gain) loss on derivatives	(1,188)	(4,592)	8,731	(14,448)
Cash settlements of derivatives	2,054	1,551	690	(3,410)
Accretion of asset retirement obligations	1,034	1,068	4,203	3,696
Amortization of debt issue costs and original issue discount	985	967	3,266	2,554
Amortization of deferred revenue from volumetric production payment	(2,107)	(2,433)	(8,746)	(8,295)
Changes in operating working capital:
Accounts receivable	(6,975)	149	(7,163)	7,299
Accounts payable	16,800	(3,614)	12,740	(9,386)
Other	163	(5,240)	5,676	2,115
Net cash provided by operating activities	66,695	31,339	220,576	189,222
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(80,111)	(88,039)	(288,133)	(526,521)
Proceeds from volumetric production payment	298	447	1,332	45,479
Proceeds from sales of assets	61,858	2,911	259,799	3,778
(Increase) decrease in equipment inventory	(6,544)	1,249	(726)	1,313
Other	(146)	113	(1,315)	(82)
Net cash used in investing activities	(24,645)	(83,319)	(29,043)	(476,033)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	225,335	40,000	268,335	280,000
Repayments of long-term debt	(264,000)	—	(444,000)	—
Proceeds from exercise of stock options	29	12	29	12
Net cash provided by (used in) financing activities	(38,636)	40,012	(175,636)	280,012
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,414	(11,968)	15,897	(6,799)
CASH AND CASH EQUIVALENTS
Beginning of period	23,209	22,694	10,726	17,525
End of period	$26,623	$10,726	$26,623	$10,726